Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SandRidge Energy, Inc. of our report dated March 15, 2023, except for Note 18, as to which the date is March 11, 2025, relating to the consolidated financial statements of SandRidge Energy, Inc. (the “Company”) for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP
(formerly, Moss Adams LLP)

Houston, Texas

September 5, 2025